Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on February 17, 2021

Registration Statement No. 333-229068-07

$1.5+ billion GM Financial Automobile Leasing Trust (GMALT) 2021-1

Bookrunners: RBC (str), Citi, Lloyds, Wells Fargo

Co-Managers: BofA, JPM, MUFG, Scotia, TDS

Selling Group: Loop Capital

CLS	AMT($MM)	WAL	M/F	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD%	CPN%	$Px

A-1	192.00	0.21	P-1/F1+	1-5	07/21	02/22	iLib	-5	0.11542		100.00000
A-2	543.75	0.95	Aaa/AAA	5-17	07/22	04/23	EDSF	+1	0.176	0.17	99.99439
A-3	483.73	1.75	Aaa/AAA	17-26	04/23	02/24	EDSF	+8	0.266	0.26	99.98976
A-4	102.20	2.24	Aaa/AAA	26-28	06/23	02/25	iSwp	+11	0.337	0.33	99.98490
B	71.33	2.42	Aa1/AA	28-30	08/23	02/25	iSwp	+30	0.546	0.54	99.98707
C	66.41	2.54	Aa2/A	30-31	09/23	02/25	iSwp	+45	0.709	0.70	99.97999
D	41.00	2.64	A2/BBB	31-32	10/23	07/25	iSwp	+75	1.019	1.01	99.98218

Expected Pricing:	*Priced*	Registration:	Public, SEC Registered
Expected Settle:	02/24/21	ERISA Eligible:	Yes
First Payment Date:	03/22/21	Risk Retention:	US-Yes; EU-No
Expected Ratings:	Moody’s/Fitch	Min Denoms:	$1k x $1k
Bill and Deliver:	RBC	Pricing Speed:	100% PPC to Maturity
BBERG Ticker : GMALT 2021-1

Available Materials:

(1) Preliminary Prospectus, Ratings FWP (attached)

(2) Intex CDI (attached)

      Intex Deal Name: “rbcgmal211_large”; Password: “JVUV”

(3) DealRoadshow: www.dealroadshow.com

      Password (case sensitive): “GMALT211”

Cusips

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A-1 - 36261R AA6

A-2 - 36261R AB4

A-3 - 36261R AC2

A-4 - 36261R AD0

B - 36261R AE8

C - 36261R AF5

D - 36261R AG3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.